EMPLOYMENT AGREEMENT


          THIS AGREEMENT made  as of the  ____ day of  _____, 1998, by  and
          between  GLOBAL   COMBINED   TECHNOLOGIES,  INC.,   an   Oklahoma
          corporation ("Company"), and O. DEAN HIGGANBOTHAM ("Employee").

                                W I T N E S S E T H :

          WHEREAS, Company is a fully-owned subsidiary of Pomeroy Computer Resources, Inc., a Delaware corporation (_PCR_); and

          WHEREAS, PCR has entered into an Stock Purchase Agreement ("Purchase Agreement") of even date pursuant to which it bought one hundred percent (100%) of the outstanding stock of Company; and

          WHEREAS,  Employee  owns  twenty  five    percent  (25%)  of  the
          outstanding stock of Company; and

          WHEREAS, as an inducement for and in consideration of PCR entering into the Purchase Agreement, Employee has agreed to enter into and execute this Employment Agreement pursuant to
          Section 5 thereof; and

          WHEREAS, Company desires to engage the services of Employee, pursuant to the terms, conditions and provisions as hereinafter set forth.

          NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein set forth, the parties hereby covenant and agree as follows:

          1.   Employment


                         .  The Company agrees to employ the Employee,  and
               the Employee agrees to be employed by the Company, upon the following terms and conditions.

          2    Term


                   .  The initial term of Employee's employment pursuant to
               this Agreement shall begin on the ____ day of __________, 1998, and shall continue for a period of three (3) years ending __________, 2001 unless terminated earlier pursuant to the provisions of Section 10, provided that Sections 8, 9, 10(b), 10(c) and 11, if applicable, shall survive the termination of such employment and shall expire in accordance with the terms set forth therein.

          3.   Renewal



                       Term.   The  term  of  Employee's  employment  shall
               automatically renew for additional consecutive renewal terms of one (1) year unless either party gives written notice of his/its intent not to renew the terms of this Agreement sixty (60) days prior to expiration of the then expiring term. Employee's base salary for each renewal term shall be

          May 1, 1998 (10:40AM)
               determined by Company, provided, however, Employee's annual base salary for any renewal term shall not be less than the base salary in effect for the prior year.

          4.


               Duties.   Employee shall  serve as  President of  Company.
               Employee shall be responsible to and report directly to the Board of Directors of Company. Employee shall devote his best efforts and substantially all his time during normal business hours to the diligent, faithful and loyal discharge of the duties of his employment and towards the proper, efficient and successful conduct of the Company's affairs. Employee further agrees to refrain during the term of this Agreement from making any sales of competing services or products or from profiting from any transaction involving computer services or products for his account without the express written consent of Company.

          5.


               Compensation. For all services rendered by the Employee under this Agreement (in addition to other monetary or other benefits referred to herein), compensation shall be paid to Employee as described in Exhibit _A_ attached hereto.

          6.


               Fringe Benefits.    During  the  term  of  this   Agreement,
               Employee shall be entitled to the following benefits:

               (a) Health Insurance - Employee shall be provided with the standard family medical health and insurance coverage maintained by Company on its employees. Company and Employee shall each pay fifty percent (50%) of the cost of such coverage.

               (b) Vacation - Employee shall be entitled each year to a vacation of three (3) weeks during which time his compensation will be paid in full. Provided, however, such weeks may not be taken consecutively without the written consent of Company.
               (c) Retirement Plan - Employee shall participate, after meeting eligibility requirements, in any qualified retirement plans and/or welfare plans maintained by the Company during the term of this Agreement.

          (d)  Other Company  Programs  -  Employee shall  be  eligible  to participate in any other plans or programs implemented by the Company for all of its employees with duties and responsibilities similar to Employee.


               (e) Employee shall be responsible for any and all taxes owed, if any, on the fringe benefits provided to him pursuant to this Section 6.

          7.


               Expenses. During the term of Employee's employment hereunder, Employee shall be entitled to receive prompt reimbursement for all reasonable and customary travel and entertainment expenses or other out-of-pocket business expenses incurred by Employee in fulfilling the Employee's duties and responsibilities hereunder, including, all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the reasonable policies and procedures established by the Company.

          8.


               Non-Competition. Employee expressly acknowledges the provisions of Section 7 of the Purchase Agreement relating to Employee's Covenant Not to Compete with PCR and  Company.
                Accordingly, such provisions of Section 7 are  incorporated herein by reference  to the extent  as if  restated in  full herein. In addition to the consideration received under this Agreement, Employee acknowledges that as a shareholder of GLOBAL COMBINED TECHNOLOGIES, INC., he has received substantial consideration pursuant to such Purchase
               Agreement and that as an inducement for, and in consideration of Company entering into this Agreement, Employee has agreed to be bound by such provisions of
               Section 7 of the Purchase Agreement. Accordingly, such provisions of Section 7 and Exhibit _____ and the restrictions on Employee thereby imposed shall apply as stated therein.

          9.   Non-Disclosure and Assignment of Confidential Information


                                                                        .
               The Employee acknowledges that the Company's trade secrets and confidential and proprietary information, including without limitation:

               (a)   unpublished information concerning the Company's:

                     (i) research activities and plans,
                     (ii)     marketing or sales plans,
                     (iii)    pricing or pricing strategies,
                     (iv)     operational techniques,
                     (v) customer and supplier lists, and
                     (vi)     strategic plans;

               (b)   unpublished    financial    information,     including
                     unpublished information concerning revenues, profits and profit margins;

               (c)   internal confidential manuals; and

               (d) any "material inside information" as such phrase is used for purposes of the Securities Exchange Act of 1934, as amended;

          all constitute valuable, special and unique proprietary and trade secret information of the Company. In recognition of this fact, the Employee agrees that the Employee will not disclose any such trade secrets or confidential or proprietary information (except
          (i) information which becomes publicly available without violation of this Employment Agreement, (ii) information of which the Employee did not know and should not have known was disclosed to the Employee in violation of any other person's confidentiality obligation, and (iii) disclosure required in connection with any legal process), nor shall the Employee make use of any such information for the benefit of any person, firm, operation or other entity except the Company and its subsidiaries or affiliates. The Employee's obligation to keep all of such information confidential shall be in effect during and for a period of five (5) years after the termination of his employment in those states where Company has business offices; provided, however, that the Employee will keep confidential and will not disclose any trade secret or similar information protected under law as intangible property (subject to the same exceptions set forth in the parenthetical clause above) for so long as such protection under law is extended.

               (a) For purposes of this provision, the term _Company's Trade Secrets_ shall include such information of PCR and any of its subsidiaries.

          10.  Termination


                          .

               (a) The Employee's employment with the Company may be terminated at any time as follows:

                 (i)     By Employee's death;

                (ii) By Employee's physical or mental disability which renders Employee unable to perform his duties hereunder.

               (iii) By the Company, for cause upon three (3) day's written notice to Employee. For purposes of this Agreement, the term "cause" shall mean termination upon: (i) the engaging by Employee in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise, including but not limited to any material misrepresentation related to the performance of his duties; (ii) the conviction of Employee of a felony or other crime involving theft or fraud, (iii) Employee's gross neglect or gross misconduct in carrying out his duties hereunder resulting, in either case, in material harm to the Company; or (iv) any material breach by Employee of this Agreement.

                    (iv) By the Company at  its discretion, without  cause,
                         upon thirty (30) days written notice to Employee; provided that Company complies with the provisions of Section 10(c).

               (b) Compensation upon Termination: In the event of termination of employment, the Employee or his estate, in the event of death, shall be entitled to his annual base salary and other benefits provided hereunder to the date of his termination.

               (c) In the event that Company would terminate Employee's employment hereunder without cause pursuant to Section 10(a)(iv), Company shall be obligated to pay Employee, as severance pay, Employee's annual base salary for the remaining term, including the current renewal term, if applicable, of the Agreement and (as set forth in Section 2) as due.

          11.


               Disability. In the event that Employee becomes temporarily disabled and/or totally and permanently disabled, physically or mentally, which renders him unable to perform his duties hereunder, Employee shall receive one hundred percent (100%) of his base annual salary (in effect at the time of such disability) for a period of one (1) year following the initial date of such disability (offset by any payments to the Employee received pursuant to disability benefit plans, if any, maintained by the Company.) Such payments shall be payable in twelve consecutive equal monthly installments and shall commence thirty (30) days after the determination by the physicians of such disability as set forth below.

               For purposes of this Agreement, Employee shall be deemed to be temporarily disabled and/or totally and permanently disabled if attested to by two qualified physicians, (one to be selected by Company and the other by Employee) competent to give opinions in the area of the disabled Employee's physical and/or mental condition. If the two physicians disagree, they shall select a third physician, whose opinion shall control. Employee shall be deemed to be temporarily disabled and/or totally and permanently disabled if he shall become disabled as a result of any medically determinable impairment of mind or body which renders it impossible for such Employee to perform satisfactorily his duties hereunder, and the qualified physician(s) referred to above certify that such disability does, in fact, exist. The opinion of the qualified physician(s) shall be given by such physician(s), in writing directed to the Company and to Employee. The physician(s) decision shall include the date that disability began, if possible, and the 12th month of such disability, if possible. The decision of such physician(s) shall be final and conclusive and the cost of such examination shall be paid by Employer.

          12.


               Severability. In case any one (1) or more of the provisions or part of a provision contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement. In such a situation, this Agreement shall be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part shall be reformed so that it will be valid, legal and enforceable to the maximum extent possible.

          13.  Governing



                         Law.    This  Agreement  shall  be  governed   and
               construed under the laws of the State of Kentucky and shall not be modified or discharged, in whole or in part, except by an agreement in writing signed by the parties.

          14.  Notices


                      .    All   notices,  requests,   demands  and   other
               communications relating to this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or mailed by certified or registered mail, return receipt requested, postage prepaid to the following addresses (or to such other address for a party as shall be specified by notice pursuant hereto):

               If to Company, to:  Pomeroy Computer Resources, Inc.
                              1020 Petersburg Road
                              Hebron, Kentucky  41048

               With a copy to:     James H. Smith III
                              Lindhorst & Dreidame Co., L.P.A.
                              312 Walnut Street, Suite 2300
                              Cincinnati, Ohio  45202

               If to Employee, to: the Employee's residential address, as set forth in the Company's records

               With a copy to:




          15.  Enforcement of Rights


                                    .  The parties expressly recognize that
               any breach of this Agreement by either party is likely to result in irrevocable injury to the other party and agree that such other party shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction in _________ County, Oklahoma, either at law or in equity, to obtain damages for any breach of this Agreement, or to enforce the specific performance of this Agreement by each party or to enjoin any party from activities in violation of this Agreement. Should either party engage in any activities prohibited by this Agreement, such party agrees to pay over to the other party all compensation, remuneration, monies or property of any sort received in connection with such activities. Such payment shall not impair any rights or remedies of any non-breaching party or obligations or liabilities of any breaching party pursuant to this Agreement or any applicable law.

          16.  Entire Agreement


                               .  This Agreement and the Purchase Agreement
               referred to herein contain the entire understanding of the parties with respect to the subject matter contained herein and may be altered, amended or superseded only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

          17.  Parties in Interest


                                  .

               (a)  This Agreement  is  personal  to each  of  the  parties hereto.  No party may assign or delegate any rights  or
                     obligations  hereunder  without  first  obtaining  the
                    written consent of  the other  party hereto;  provided,
                    however, that nothing in this Section 17 shall preclude
                    (i) Employee from designating a beneficiary to receive any benefit payable hereunder upon his death, or (ii) executors, administrators, or legal representatives of Employee or his estate from assigning any rights hereunder to person or persons entitled thereto. Notwithstanding the foregoing, this Agreement shall be binding upon and inure to the benefit of any successor corporation of Company

               (b) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the assets of the Company or the business with respect to which the duties and responsibilities of Employee are principally related, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Company would have been required to perform it if no such succession had taken place. As used in this Agreement "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the assumption agreement provided for in this Section 17 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

          18.


               Representations of Employee. Employee represents and warrants that he is not party to or bound by any agreement or contract or subject to any restrictions including without limitation any restriction imposed in connection with previous employment which prevents Employee from entering into and performing his obligations under this Agreement.

          19.


               Counterparts. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original part, which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, this Agreement has been executed effective as of the day and year first above written.

          WITNESSES:                      COMPANY:
                                          GLOBAL   COMBINED   TECHNOLOGIES,
          INC.

          __________________________


          __________________________
               By:_________________________________
                                               Stephen Pomeroy
                                               Chief Executive Officer


                                          EMPLOYEE:

          __________________________


          __________________________
               ____________________________________
                                          O. DEAN HIGGANBOTHAM

                                     EXHIBIT _A_

          (a) BASE SALARY: During the term of this Agreement, Employee shall be paid an annual base salary of Two Hundred Fifty Thousand Dollars ($250,000.00) per year. Said annual base salary shall be payable semi-monthly.

          (b) QUARTERLY BONUS: In addition to Employee's base salary as set forth in Section 5(a), for each quarter during the initial term of this Agreement, Employee shall be entitled to a quarterly cash bonus in the event Employee satisfies the following economic criteria during such quarter:


            QUANTITY SALES VOLUME OF
                    COMPANY             YEAR ONE   YEAR TWO    YEAR THREE
                 (In Millions)         (3% NPBT)  (3.5%(NPBT   (4% NPBT)
                                                       )

          Greater than 22 but less          $
          than 23                        3,500.00

          Greater than 23 but less       4,933.00       $
          than 24                                    3,500.00

          Greater than 24 but less       6,367.00    4,933.00        $
          than 25                                                 3,500.00

          Greater than 25 but less       7,800.00    6,367.00     4,933.00
          than 26

          Greater than 26 but less       9,233.00    7,800.00     6,367.00
          than 27

          Greater than 27 but less      10,667.00    9,233.00     7,800.00
          than 28

          Greater than 28 but less      12,100.00   10,667.00     9,233.00
          than 29

          Greater than 29 but less      13,533.00   12,100.00    10,667.00
          than 30

          Greater than 30 but less      14,967.00   13,533.00    12,100.00
          than 31

          Greater than 31 but less      16,400.00   14,967.00    13,533.00
          than 32

          Greater than 32 but less      17,833.00   16,400.00    14,967.00
          than 33

          Greater than 33 but less      19,267.00   17,833.00    16,400.00
          than 34


          Greater than 34 but less      20,700.00   19,267.00    17,833.00
          than 35

          Greater than 35 but less      22,133.00   20,700.00    19,267.00
          than 36

          Greater than 36 but less      23,567.00   22,133.00    20,700.00
          than 37

          Greater than 37 but less      25,000.00   23,567.00    22,133.00
          than 38

          Greater than 38 but less                  25,000.00    23,567.00
          than 39

          Greater than 39 but less                               25,000.00
          than 40

               (i) For purposes of this Section, the term _Gross Sales_ shall mean the gross sales of equipment, software and services by Company during the applicable quarter set forth above. All refunds or returns which are made during such quarter shall be subtracted along with all accounts receivable derived from such sales that are written off during such quarter in accordance with Company's accounting system. The quarterly gross sales of Company shall be determined by the Company's internally-generated financial statements and the determination by the Company's Chief Financial Officer shall be final, binding and conclusive upon all parties. The Company's financial statement shall be provided to Employee each month. Any amount due hereunder shall be paid within thirty (30) days after the conclusion of such previous quarter. Provided, however, until such date that is thirty (30) days after the ASTEA accounting system is implemented and operational at Company, Company shall advance as a non-refundable draw the sum of Twelve Thousand Five Hundred Dollars ($12,500.00) per quarter. The amount of such advance shall be a credit against the amount that Employee shall be entitled to based on the satisfaction of the applicable criteria set forth in Section 5(b). In the event the amount of such non-refundable draw exceeds the amount earned by Employee under the aforementioned criteria, Employee shall be entitled to retain any excess during the applicable period. Within sixty (60) days of the conclusion of the installation of ASTEA at Company, Company and Employee will implement a reconciliation of all quarterly bonuses due and owing Employee under the terms of Section 5(b) and the amount of the non-refundable draws paid to Employee pursuant to the provisions of this paragraph and will remit any additional amounts, if any, that may be owed to Employee pursuant to Section 5(b) within such sixty (60) day period.

          (c)  In addition  to  Employee's  base salary  as  set  forth  in
          Section 5(a), any quarterly bonus compensation that Employee may be entitled to as set forth in Section 5(b) above during each year of the initial term of this Agreement, Employee shall be entitled to a bonus, incentive deferred compensation and incentive stock option award in the event Employee satisfies certain economic criteria pertaining to Company's performance and/or Pomeroy Computer Resources, Inc.'s (_PCR_) performance set forth as follows:


                       COMPANY
            YEAR END SALES (In Millions)*        CASH       STOCK OPTIONS

          Greater than 90 but less than 95        $                  3,000
                                                 50,000.00

          Greater than 95 but less than          75,000.00           5,125
          100

          Greater than 100 but less than        100,000.00           7,250

          Greater than 105 but less than        108,335.00           9,375
          110


          Greater than 110 but less than        116,670.00          11,500
          115

          Greater than 115 but less than        125,005.00          13,625
          120

          Greater than 120 but less than        133,340.00          15,750
          125

          Greater than 125 but less than        141,675.00          17,875
          150

          Greater than 150                      150,010.00          20,000

          *Year end NPBT = 3% Year One, 3.5% Year Two, 4% Year Three


                          PCR
           YEAR END SALES (In Millions) YEAR      CASH      STOCK OPTIONS
                           1

          Greater than 585 with NPBT greater                         7,500
          than 5%


               (i) For purposes of this Section, the term _Gross Sales_ shall mean the gross sales of equipment, software and services by Company during the applicable period, except that the _Gross Sales_ as used for PCR shall be determined on a consolidated basis. In making said gross sales determination, all gains and losses realized on the sale or other disposition of Company's (or PCR's, as applicable) assets not in the ordinary course shall be excluded. In addition, any gross sales of PCR relating to any acquisitions that are closed in such year shall be excluded. All refunds or returns which are made during such period shall be subtracted along with all accounts receivable derived from such sales that are written off during such period in accordance with Company's and PCR's accounting system. Such gross sales and net pre-tax profit margin of Company and PCR shall be determined by the independent accountant regularly retained by Company and PCR in accordance with generally accepted accounting principles and the determination by the accountant shall be final, binding and conclusive upon all parties hereto. In making said determination of the applicable pre-tax profit margin of the Company and PCR, commencing on the earlier of the installation of the ASTEA accounting system at Company or January 1, 1999, a 1.5% MAS Royalty fee on gross sales to Company shall be made incident to the determination. Fifty percent (50%) of the amount determined under Section 5(c) shall be payable to Employee within thirty
          (30) days of the determination by the accountant as a bonus and the remaining fifty percent (50%) will constitute incentive deferred compensation which shall be payable to Employee according to the terms of the Incentive Deferred Compensation
          Agreement attached hereto and incorporated herein as Exhibit _A_.
           Any Incentive Deferred Compensation shall be fully vested over a three (3) year period, vesting thirty-three and one-third percent
          (33_%) per year of employment from the effective date of this Agreement.

               Any award of the incentive stock options to acquire common stock of PCR earned hereunder shall be at the fair market value of the common shares as of January 5, 1999 or any other applicable date, which shall mean with respect to such shares, the average between the high and low bid and asked prices for such shares on the over-the-counter market on the last business day prior to the date on which the value is to be determined (or the next preceding date on which sales occurred if there were no sales on such date).

          (d) The parties agree that in January, 1999 and January, 2000, they will negotiate in good faith, the level of gross sales of PCR for the aforementioned incentive stock option amount to be earned for such years, which gross sales criteria shall be predicated upon PCR's goals, projections and budgets established at the outset of such fiscal year.
































          LD 107867-1